As filed with the Securities and Exchange Commission on October 26, 2000

                                                  Registration No.  333-________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     ---------------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     ---------------------------------------

                                SYSCO CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                74-1648137
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
 incorporation or organization)
                     ---------------------------------------
                              1390 Enclave Parkway
                            Houston, Texas 77077-2099
                                 (281) 584-1390
                     (Address, including zip code, telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)
                     ---------------------------------------
                               MICHAEL C. NICHOLS
             Vice President, General Counsel and Assistant Secretary
                              1390 Enclave Parkway
                            Houston, Texas 77077-2099
                                 (281) 584-1390
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                     ---------------------------------------
                                   COPIES TO:

                           B. Joseph Alley, Jr., Esq.
                          Arnall Golden & Gregory, LLP
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3450
                                 (404) 873-8500
                     ---------------------------------------

         Approximate Date of Commencement of Proposed Sale To The Public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                 Calculation of Registration Fee
------------------------------- ----------------- ----------------------- ----------------------- ----------------------------------
                                                     Proposed Maximum        Proposed Maximum            Amount of Registration
  Title of Securities to be       Amount to be        Offering Price        Aggregate Offering                   Fee(1)
          Registered               Registered          Per Share(1)              Price(1)
------------------------------- ----------------- ----------------------- ----------------------- ----------------------------------
Common Stock, $1 par value
per share                       1,656,418 Shares        $46.65625             $77,282,252.31                   $20,402.51
------------------------------- ----------------- ----------------------- ----------------------- ----------------------------------

(1) Calculated pursuant to Rule 457(c) and based on the average of the high and low prices of SYSCO's common stock on October 20, 2000, as reported on the New York Stock Exchange.

         The Registrant hereby amends this registration on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said
Section 8(a), may determine.

     The information in this prospectus is not complete and may change. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The selling shareholders cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                  SUBJECT TO COMPLETION, DATED OCTOBER 26, 2000

                                   PROSPECTUS

                                1,656,418 SHARES

                                SYSCO CORPORATION

                                  COMMON STOCK




     This prospectus relates to the offer and sale from time to time of 1,656,418 shares of SYSCO common stock by the selling shareholders identified on pages 5-6 of this prospectus.

     The selling shareholders will sell their shares as described in the section of this prospectus entitled "Plan of Distribution." SYSCO will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

     SYSCO's common stock is traded on the New York Stock Exchange under the symbol "SYY." The last reported sale price of the common stock on October 25, 2000 was $48.8125 per share.



                     ---------------------------------------
     This investment involves risks. See "RISK FACTORS" beginning on page 3.
                     ---------------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is October __, 2000

                                TABLE OF CONTENTS

                                                                            Page

SYSCO Corporation..............................................................2
Risk Factors...................................................................3
Use of Proceeds................................................................4
Selling Shareholders...........................................................4
Plan of Distribution...........................................................7
Legal Matters..................................................................8
Experts........................................................................8
Where You Can Find More Information............................................8

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, "SYSCO," "we," "us," and "our" refer to SYSCO Corporation and its subsidiaries.

                                SYSCO CORPORATION

     SYSCO Corporation, together with its subsidiaries and divisions, is the largest North American distributor of food and related products to the foodservice or "food-prepared-away-from-home" industry. SYSCO provides its products and services to approximately 356,000 customers, including:

     o    restaurants;
     o    healthcare and educational facilities;
     o    lodging establishments; and
     o    other foodservice customers.

     Since SYSCO's formation in 1969, annual sales have grown from approximately $115 million to over $19 billion in fiscal 2000. SYSCO's innovations in food technology, packaging and transportation provide customers with quality products delivered on time, in excellent condition and at reasonable prices.

     Products distributed by SYSCO include:

     o a full line of frozen foods, such as meats, fully prepared entrees, fruits, vegetables and desserts;
     o    a full line of canned and dry goods;
     o    fresh meats;
     o    imported specialties; and
     o    fresh produce.


     SYSCO also supplies a wide variety of nonfood items, including:

     o    paper products, such as disposable napkins, plates and cups;
     o    tableware, such as china and silverware;
     o    restaurant and kitchen equipment and supplies;
     o    medical and surgical supplies; and
     o    cleaning supplies.


     SYSCO distributes both nationally-branded merchandise and products packaged under its own private brands.

     Our principal executive offices are located at 1390 Enclave Parkway, Houston, Texas 77077-2099, and our telephone number is (281) 584-1390.

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating an investment in the common stock offered hereby.

SYSCO Is In A Low Margin Business and Its Profitability May Be Negatively Impacted During Periods of Food Price Deflation and Other Factors

     The foodservice distribution industry is characterized by relatively high inventory turnover with relatively low profit margins. SYSCO makes a significant portion of its sales at prices that are based on the cost of products it sells plus a percentage markup. As a result, SYSCO's profit levels may be negatively impacted during periods of food price deflation, even though SYSCO's gross profit percentage may remain relatively constant. The foodservice industry is sensitive to national and economic conditions. SYSCO's operating results also are sensitive to, and may be adversely affected by, other factors, including difficulties with the collectability of accounts receivable, inventory control, competitive price pressures, severe weather conditions and unexpected increases in fuel or other transportation-related costs. Although such factors have not had a material adverse impact on SYSCO's past operations, there can be no assurance that one or more of these factors will not adversely affect future operating results.

SYSCO's Significant Indebtedness Could Increase Its Vulnerability to Competitive Pressures, Negatively Affect Its Ability to Expand and Decrease the Market Value of Its Common Stock

     As of July 1, 2000, SYSCO had approximately $1.04 billion of long-term indebtedness outstanding. Because historically a substantial part of SYSCO's growth has been the result of acquisitions and capital expansion, SYSCO's continued growth depends, in large part, on its ability to continue this expansion. As a result, its inability to finance acquisitions and capital expenditures through borrowed funds could restrict its ability to expand. Moreover, any default under the documents governing the indebtedness of SYSCO could have a significant adverse effect on the market value of SYSCO's common stock. Further, SYSCO's leveraged position may also increase its vulnerability to competitive pressures.

Because SYSCO Sells Food Products, It Faces the Risk of Exposure to Product Liability Claims

     SYSCO, like any other seller of food, faces the risk of exposure to product liability claims in the event that the use of products sold by it causes injury or illness. With respect to product liability claims, SYSCO believes it has sufficient primary or excess umbrella liability insurance. However, this insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. SYSCO generally seeks contractual indemnification and insurance coverage from parties supplying its products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by suppliers. If SYSCO does not have adequate insurance or contractual indemnification available, product liability relating to defective products could materially reduce SYSCO's net income and earnings per share.

Because SYSCO Has Few Long-Term Contracts with Suppliers and Does Not Control the Actual Production of its Products, SYSCO May Be Unable to Obtain Adequate Supplies of Its Products

     SYSCO obtains all of its foodservice products from other suppliers. For the most part, SYSCO does not have long-term contracts with any supplier committing it to provide products to SYSCO. Although SYSCO's purchasing volume can provide leverage when dealing with suppliers, suppliers may not provide the foodservice products and supplies needed by SYSCO in the quantities requested. Because SYSCO does not control the actual production of its products, it is also subject to delays caused by interruption in production based on conditions outside its control. These conditions include:

     o    job actions or strikes by employees of suppliers;
     o    weather;
     o    crop conditions;
     o    transportation interruptions; and
     o    natural disasters or other catastrophic events.

     SYSCO's inability to obtain adequate supplies of its foodservice products as a result of any of the foregoing factors or otherwise, could mean that SYSCO could not fulfill its obligations to customers, and customers may turn to other distributors.

If SYSCO Cannot Renegotiate Its Union Contracts, Its Profitability May Decrease Because of Work Stoppages

     As of July 1, 2000, approximately 8,000 SYSCO employees were members of 48 different local unions associated with the International Brotherhood of Teamsters and other labor organizations, at 34 operating companies. In fiscal 2001, 14 agreements covering approximately 2,500 employees will expire. Failure to effectively renegotiate these contracts could result in work stoppages.

Although SYSCO has not experienced any significant labor disputes or work stoppages to date, and believes it has satisfactory relationships with its unions, a work stoppage due to failure to renegotiate a union contact, or otherwise, could have a material adverse effect on SYSCO.

If  SYSCO  Cannot   Integrate   Acquired   Companies  with  Its  Business,   Its
Profitability May Decrease

     If SYSCO is unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, its profitability may decrease. Integration of an acquired business may be more difficult when SYSCO acquires a business in a market in which it has limited or no expertise, or with a corporate culture different from SYSCO's. If SYSCO is unable to integrate acquired businesses successfully, it may incur substantial costs and delays in increasing its customer base. In addition, the failure to integrate acquisitions successfully may divert management's attention from SYSCO's existing business and may damage SYSCO's relationships with its key customers and suppliers.

Provisions in SYSCO's Charter and Stockholder Rights Plan May Inhibit a Takeover of SYSCO

     Under its Restated Certificate of Incorporation, SYSCO's Board of Directors is authorized to issue up to 1.5 million shares of preferred stock without stockholder approval. No shares of preferred stock are currently outstanding. Issuance of these shares would make it more difficult for anyone to acquire SYSCO without approval of the Board of Directors because more shares would have to be acquired to gain control. If anyone attempts to acquire SYSCO without approval of the Board of Directors of SYSCO, the stockholders of SYSCO have the right to purchase preferred stock of SYSCO, which also means more shares would have to be acquired to gain control. Both of these devices may deter hostile takeover attempts that might result in an acquisition of SYSCO that would have been financially beneficial to SYSCO's stockholders.

                           Forward Looking Statements

     Some of the information contained or incorporated by reference in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully for the following reasons:

     o    the statements discuss our future expectations;
     o the statements contain projections of our future results of operations or of our financial condition; and
     o    the statements state other "forward-looking" information.

     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.


                                 USE OF PROCEEDS

     This prospectus relates to the offer and sale of our common stock by the selling shareholders. We will not receive any proceeds from the sale of the common stock. We will pay all expenses related to the registration of the common stock, including fees of counsel to the selling shareholders up to an amount of $25,000, but excluding underwriting, discounts and commissions.


                              SELLING SHAREHOLDERS

     The SYSCO common stock to which this prospectus relates is being offered by former shareholders of FreshPoint Holdings, Inc. and/or their permitted transferees. On March 17, 2000, SYSCO issued 2,769,709 shares of common stock to the former shareholders of FreshPoint in connection with the merger between a wholly-owned subsidiary of SYSCO and FreshPoint. In connection with the merger, we entered into a registration rights agreement with the former shareholders of FreshPoint, under which we agreed to register for sale certain of the shares of common stock issued by SYSCO to the former FreshPoint shareholders.

     The following table states the name of each of the selling shareholders, the number of shares of common stock of SYSCO beneficially owned by each selling shareholder as of September 30, 2000, the number of shares which may be sold for the account of each selling shareholder, the number of shares of common stock that will be beneficially owned by each selling shareholder after the completion of the offering assuming the sale of all shares offered, the percentage of SYSCO common stock owned by each selling shareholder as of September 30, 2000, and the percentage of SYSCO common stock owned by each selling shareholder after the completion of the offering, assuming the sale of all shares offered.


                                                  Beneficial Ownership                          Beneficial Ownership
Name of                                          Prior to the Offering(1)      Number of     After the Offering (1) (2)
                                                 ------------------------       Shares       --------------------------
Selling Shareholder                               Shares      Percentage        Offered       Shares        Percentage
-------------------                               ------      ----------       ---------      ------        ----------
Ross D. Ain                                        1,796            *              1,796          0              *
Bruce Boisture - Dean Witter IRA                   1,347            *              1,347          0              *
Christopher Crawford                                 449            *                449          0              *
Lynne Crawford                                       898            *                898          0              *
Robert Dussler, Jr.(3)(5)                        798,284            *            798,284          0              *
Ariel Emanuel                                        898            *                898          0              *
Christopher Jennings                               1,347            *              1,347          0              *
Donald R. Kendall                                 20,656            *             20,656          0              *
James M. Kendrigan                                 1,796            *              1,796          0              *
Michael J.P. Klein                                   498            *                498          0              *
Mark Levin                                         4,490            *              4,490          0              *
Joel Mandel                                        1,347            *              1,347          0              *
Lauren Marrus                                        898            *                898          0              *
D. Calhoun McNair                                  4,041            *              4,041          0              *
John D. Miller                                     1,347            *              1,347          0              *
Jonathan Morris                                      898            *                898          0              *
David Pecker                                       1,347            *              1,347          0              *
K&M Powell Family 1985 Revocable Trust             2,245            *              2,245          0              *
Estate of Jerry Rosenfield                           898            *                898          0              *
Martin J. Smircich                                 1,347            *              1,347          0              *
Egide Thein                                        1,347            *              1,347          0              *
Frederick R. Ulrich                               52,922            *             52,922          0              *
Farrell R. Ulrich Trust                            1,796            *              1,796          0              *
Frederick R. Ulrich III Trust                      1,796            *              1,796          0              *
Lauren T. Ulrich Trust                             1,796            *              1,796          0              *
Shirin Shaisy-Rejali                               1,004            *              1,004          0              *
John Alpers                                        1,796            *              1,796          0              *
Larry Brown                                        1,796            *              1,796          0              *
Curtice Cornell                                   44,961            *             44,961          0              *
The Blake A. Cornell Trust                         1,617            *              1,617          0              *
Richard J. Dachman                                13,471            *             13,471          0              *
Randolph S. Gill                                     700            *                700         96              *
Harmon Nickey Gregory                                500            *                500          0              *
Steve Haugen                                       6,736            *              6,736          0              *
Bernadette M. Kruk                                 4,836            *              4,836          0              *
Lucian M. LaBarba                                 12,124            *             12,124          0              *
Timothy P. Lyddane                                 3,171            *              3,171          0              *
Mark McClendon                                     1,796            *              1,796          0              *
Lawrence Movsovitz                                21,195            *             21,195          0              *
Brian O'Donnel                                     2,245            *              2,245          0              *
Max Nisson                                         8,981            *              8,981          0              *
Mitt Parker(5)(6)                                680,582            *            680,582          0              *
Philip Penny                                       1,796            *              1,796          0              *
Michael Petro                                      1,046            *              1,046          0              *
Richard Pidwerbeski                                4,490            *              4,490          0              *
Vicki Rodgers                                      1,796            *              1,796          0              *
Robert Kent Shoemaker, Jr.                        17,962            *             17,962          0              *
William Smith                                      1,796            *              1,796          0              *
Alan H. Spritz                                     4,490            *              4,490          0              *
Brian M. Sturgeon(5)                             577,468            *            577,468          0              *
Fredrick C. Sturgeon                                 460            *                460          0              *
Judith Sturgeon                                      460            *                460          0              *
Gerald L. Sung                                     8,981            *              8,981          0              *
Randolph M. Sung                                  10,328            *             10,328          0              *
Bryan Uyesugi                                      4,491            *              4,491          0              *

                                                  Beneficial Ownership                          Beneficial Ownership
Name of                                          Prior to the Offering(1)      Number of     After the Offering (1) (2)
                                                 ------------------------       Shares       --------------------------
Selling Shareholder                               Shares      Percentage        Offered       Shares        Percentage
-------------------                               ------      ----------       ---------      ------        ----------

Phillip L. Wong                                    3,143            *              3,143          0              *
Leigh S. Seto                                      4,491            *              4,491          0              *
Michael Williams                                   2,245            *              2,245          0              *
John J. Geisler(4)(5)                            592,777            *            592,777          0              *
James W. Giangrasso                                2,509            *              2,509          0              *
Mark J. Schwartz                                     661            *                661          0              *
Isaac M. Silvera                                  25,239            *             25,239          0              *
Richaed L. Veron                                   8,000            *              8,000          0              *
Amarish V. Mehta                                   1,514            *              1,514          0              *
Palmetto Partners, Ltd.                          268,711            *            268,711          0              *
Mousseteek Venture                               167,945            *            167,945          0              *
CIR International S.A.                            57,029            *             57,029          0              *
The Joseph Friends and Family Trust               40,000            *             40,000          0              *
The Peter T. Joseph Foundation                     9,430            *              9,430          0              *
United Research and Education Foundation           7,000            *              7,000          0              *
Teenline                                           3,000            *              3,000          0              *
The Greater Travelers Rest Baptist Church, Inc.    5,207            *              5,207          0              *
Chase Bank of Texas, N.A., Escrow Agent (7)      527,777            *            527,777          0              *
                                                                               ---------
                  Total                                                        1,656,418

______________________
     *    Less than 1% of outstanding shares
     (1) The percentage is calculated based on the number of shares of SYSCO common stock beneficially owned. As of September 30, 2000, 333,795,567 shares of SYSCO common stock were outstanding.
     (2) Assumes all offered SYSCO common stock will be sold and that no additional shares of SYSCO common stock will be issued by SYSCO or acquired by any selling shareholder prior to the completion of the offering.
     (3) Includes 268,711 shares held by Palmetto Partners, Ltd. Mr. Dussler is the President and Chief Operating Officer of Palmetto Capital Corp., which is the general partner of Palmetto Partners, Ltd.
     (4) Includes 40,000 shares held by The Joseph Friends and Family Trust of which Mr. Geisler is a trustee.
     (5) Includes 527,777 shares held as Stockholders' Representative pursuant to an Indemnity Escrow Agreement as to which Messrs. Mitt Parker, Brian Sturgeon, John Geisler and Robert M. Dussler collectively have dispositive and voting power. Chase Bank of Texas, N.A. is the escrow agent under the Indemnity Escrow Agreement.
     (6)  Mr. Parker serves as Senior Vice President of SYSCO.
     (7) Shares are held by Chase Bank of Texas, N.A., as escrow agent under an Indemnity Escrow Agreement. See Footnote (5) above.

                              PLAN OF DISTRIBUTION

     The selling shareholders may offer and sell shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

     o on the New York Stock Exchange or any other securities exchange that lists the common stock for trading;
     o    in the over-the-counter market;
     o in transactions other than on such exchanges or in the over-the-counter market;
     o    in negotiated transactions;
     o in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales;
     o by pledge to secure debts and other obligations or on foreclosure of a pledge;
     o through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock; and
     o    in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions. We have been advised by the selling shareholders that they have not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus.

     The selling shareholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, broker-dealers may either receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. We will pay all registration fees and expenses for the common stock offered by this prospectus.

     The selling shareholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities arising under the Securities Act from sales of common stock. Selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

     Instead of selling common stock under this prospectus, selling shareholders may sell common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

     Upon SYSCO being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling shareholder and of the participating broker-dealer;
     o    the number of shares involved;
     o    the price at which such shares were sold;
     o the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable;
     o that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o    other facts material to the transaction.

     In addition, upon SYSCO being notified by a selling shareholder that a donee or pledgee to which the right to utilize this prospectus has been transferred intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     The term "selling shareholders" may also include persons who obtain common stock from selling shareholders as a gift, for no consideration upon dissolution of a corporation, partnership or limited liability company, on foreclosure of a pledge or in another private transaction.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for SYSCO by Arnall Golden & Gregory, LLP, Atlanta, Georgia. Jonathan Golden, a partner of Arnall Golden & Gregory, LLP, is a director of SYSCO. As of September 8, 2000, attorneys with Arnall, Golden & Gregory, LLP beneficially owned an aggregate of approximately 75,000 shares of SYSCO's common stock.

                                     EXPERTS

     The consolidated balance sheets of SYSCO as of July 1, 2000 and July 3, 1999, and the related statements of consolidated results of operations, shareholders' equity and cash flows and financial statement schedule for each of the three years in the period ended July 1, 2000, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of Arthur Andersen LLP as experts in giving said report.


                       WHERE YOU CAN FIND MORE INFORMATION

     SYSCO files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. SYSCO's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows SYSCO to "incorporate by reference" information we file with the SEC, which means that SYSCO can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information contained in this prospectus.

     The following documents filed by SYSCO (File No. 1-06544) with the SEC are incorporated by reference in and made a part of this prospectus:

     o    SYSCO's  Annual  Report on Form 10-K for the fiscal year ended July 1,
          2000;
     o    SYSCO's Current Report on Form 8-K filed August 3, 2000;
     o    SYSCO's Current Report on Form 8-K filed October 20, 2000;
     o    SYSCO's Current Report on Form 8-K filed October 26, 2000; and
     o The description of SYSCO's common stock contained in SYSCO's registration statement on Form 8-A filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description, as updated by the description of capital stock contained in SYSCO's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2000.

     We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents will be deemed to be incorporated by reference in this prospectus and to be a part of it from the date they are filed with the SEC.

     You may obtain a copy of these filings, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus or in a document incorporated by reference herein, at no cost, by writing or telephoning:

                        SYSCO Corporation
                        Toni Spigelmyer
                        Assistant Vice President Investor Relations
                        1390 Enclave Parkway
                        Houston, Texas 77077-2099
                        Telephone:  (281) 584-1390

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution

     All expenses, other than fees and expenses of legal or other advisors to the selling shareholders in excess of $25,000, in connection with the offering described in this Registration Statement will be paid by SYSCO. Such expenses are as follows:*

         SEC registration fee............................$     20,403
         Printing expenses...............................         500
         Accounting fees and expenses....................       5,000
         Legal fees and expenses.........................      26,000
         Miscellaneous...................................         500
                                                         ============

                  Total..................................$     52,403


_________________________
*The amounts set forth, except for the filing fees for the SEC, are estimated.


ITEM 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law and the Restated Certificate of Incorporation, as amended, and the Amended and Restated By-laws of SYSCO contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act and the Exchange Act.

     SYSCO has entered into indemnity contracts and provides indemnity insurance pursuant to which officers and directors are indemnified and insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.


ITEM 16.  Exhibits


Exhibit
No.       Description
-------   -----------
4.1       Restated Certificate of Incorporation (Incorporated by reference to
          Exhibit 3(a) to Form 10-K for the year ended June 28, 1997).

4.2 Certificate of Amendment of Certificate of Incorporation increasing authorized shares (Incorporated by reference to Exhibit 3(d) to Form 10-Q for the quarter ended January 1, 2000).

4.3 Amended and Restated Bylaws of SYSCO Corporation (Incorporated by reference to Exhibit 3(b) to Form 10-K for the year ended July 3,
          1999).

4.4 Form of Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3(c) to 10-K for the year ended June 29, 1996).

4.5 Senior Debt Indenture, dated as of June 15, 1995, between SYSCO Corporation and First Union National Bank, as Trustee (Incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 (No. 333-52897)).

4.6       Form of Subordinated Debt Indenture (Incorporated by reference to
          Exhibit 4(b) to the Registrant's Registration Statement on Form S-3 (No. 33-60023)).

4.7 First Supplemental Indenture, dated as of June 27, 1995, between SYSCO Corporation and First Union National Bank, Trustee, as amended (Incorporated by reference to Exhibit 4(e) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 29, 1996).

4.8 Second Supplemental Indenture, dated as of May 1, 1996, between SYSCO Corporation and First Union National Bank, Trustee, as amended (Incorporated by reference to Exhibit 4(f) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 29, 1996).

4.9 Third Supplemental Indenture, dated as of April 25, 1997, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(g) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4.10 Fourth Supplemental Indenture, dated as of April 25, 1997, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(h) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4.11 Fifth Supplemental Indenture, dated as of July 27, 1998, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(h) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1998).

4.12 Sixth Amendment and Restatement of Competitive Advance and Revolving Credit Facility Agreement dated May 31, 1996 (Incorporated by reference to Exhibit 4(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1996).

4.13 Agreement and Seventh Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of June 27, 1997 (Incorporated by reference to Exhibit 4(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4.14 Agreement and Eighth Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of June 22, 1998 (Incorporated by reference to Exhibit 4(c) to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 3, 1999).

4.15 Agreement and Ninth Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of December 1, 1999 (Incorporated by reference to Exhibit 4(j) to the Registrant's Quarterly Report on Form 10-Q for the quarter year ended January 1, 2000).

5*        Opinion of Arnall Golden & Gregory, LLP regarding legality

23.1* Consent of Arnall Golden & Gregory, LLP (included as part of Exhibit 5 hereto)

23.2*     Consent of Arthur Andersen LLP

24.1*     Power of Attorney (included as part of the signature page hereto)

____________________________
* Filed herewith.


ITEM 17.  Undertakings

     (a)  The undersigned Registrant hereby undertakes as follows:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and the State of Texas, on the 26th day of October, 2000.

                            SYSCO CORPORATION


                            By:  /s/ Charles H. Cotros
                                 -------------------------------------------
                                 Charles H. Cotros
                                 Chairman and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Charles H. Cotros, John K. Stubblefield, Jr. and Richard J. Schnieders, or any one of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

SIGNATURE                                  TITLE                                          DATE


/s/ Charles H. Cotros                      Chairman, Chief Executive Officer and          October 26, 2000
------------------------------             Director (principal executive officer)
Charles H. Cotros

/s/ John K. Stubblefield, Jr.              Executive Vice President, Finance and          October 26, 2000
------------------------------             Administration (principal financial and
John K. Stubblefield, Jr.                  accounting officer)


/s/ John W. Anderson                       Director                                       October 26, 2000
------------------------------
John W. Anderson
                                           Director                                       October __, 2000
------------------------------
Gordon M. Bethune

/s/ Colin G. Campbell                      Director                                       October 26, 2000
------------------------------
Colin G. Campbell

/s/ Judith B. Craven                       Director                                       October 26, 2000
------------------------------
Judith B. Craven

/s/ Frank A. Godchaux, III                 Director                                       October 26, 2000
------------------------------
Frank A. Godchaux, III

/s/ Jonathan Golden                        Director                                       October 26, 2000
------------------------------
Jonathan Golden

/s/ Thomas E. Lankford                     Director                                       October 26, 2000
------------------------------
Thomas E. Lankford

/s/ Richard G. Merrill                     Director                                       October 26, 2000
------------------------------
Richard G. Merrill

/s/ Frank H. Richardson                    Director                                       October 26, 2000
------------------------------
Frank H. Richardson

SIGNATURE                                  TITLE                                          DATE

/s/ Richard J. Schnieders                  Director                                       October 26, 2000
------------------------------
Richard J. Schnieders

/s/ Phyllis S. Sewell                      Director                                       October 26, 2000
------------------------------
Phyllis S. Sewell

                                           Director                                       October __, 2000
------------------------------
Arthur J. Swenka

/s/ Thomas B. Walker, Jr.                  Director                                       October 26, 2000
------------------------------
Thomas B. Walker, Jr.

                                           Director                                       October __, 2000
------------------------------
John F. Woodhouse

                                  EXHIBIT INDEX

Exhibit
No.       Description
-------   -----------
4.1       Restated Certificate of Incorporation (Incorporated by reference to
          Exhibit 3(a) to Form 10-K for the year ended June 28, 1997).

4.2 Certificate of Amendment of Certificate of Incorporation increasing authorized shares (Incorporated by reference to Exhibit 3(d) to Form 10-Q for the quarter ended January 1, 2000).

4.3 Amended and Restated Bylaws of SYSCO Corporation (Incorporated by reference to Exhibit 3(b) to Form 10-K for the year ended July 3,
          1999).

4.4 Form of Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3(c) to 10-K for the year ended June 29, 1996).

4.5 Senior Debt Indenture, dated as of June 15, 1995, between SYSCO Corporation and First Union National Bank, as Trustee (Incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 (No. 333-52897)).

4.6       Form of Subordinated Debt Indenture (Incorporated by reference to
          Exhibit 4(b) to the Registrant's Registration Statement on Form S-3 (No. 33-60023)).

4.7 First Supplemental Indenture, dated as of June 27, 1995, between SYSCO Corporation and First Union National Bank, Trustee, as amended (Incorporated by reference to Exhibit 4(e) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 29, 1996).

4.8 Second Supplemental Indenture, dated as of May 1, 1996, between SYSCO Corporation and First Union National Bank, Trustee, as amended (Incorporated by reference to Exhibit 4(f) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 29, 1996).

4.9 Third Supplemental Indenture, dated as of April 25, 1997, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(g) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4.10 Fourth Supplemental Indenture, dated as of April 25, 1997, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(h) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4.11 Fifth Supplemental Indenture, dated as of July 27, 1998, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(h) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1998).

4.12 Sixth Amendment and Restatement of Competitive Advance and Revolving Credit Facility Agreement dated May 31, 1996 (Incorporated by reference to Exhibit 4(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1996).

4.13 Agreement and Seventh Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of June 27, 1997 (Incorporated by reference to Exhibit 4(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4.14 Agreement and Eighth Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of June 22, 1998 (Incorporated by reference to Exhibit 4(c) to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 3, 1999).

4.15 Agreement and Ninth Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of December 1, 1999 (Incorporated by reference to Exhibit 4(j) to the Registrant's Quarterly Report on Form 10-Q for the quarter year ended January 1, 2000).

5*        Opinion of Arnall Golden & Gregory, LLP regarding legality

23.1* Consent of Arnall Golden & Gregory, LLP (included as part of Exhibit 5 hereto)

23.2*     Consent of Arthur Andersen LLP

24.1*     Power of Attorney (included as part of the signature page hereto)

____________________________
* Filed herewith.